                                 MONARCH FUNDS
                            SECRETARY'S CERTIFICATE

   I, Beth Hanson, do hereby certify that I am duly elected and acting Assistant Secretary of Monarch Funds, (the "Trust") a Delaware statutory trust; that the following are full, true and correct copies of certain resolutions approved by the Board of Trustees of the Trust on February 16, 2007, and that such resolutions have not been rescinded, amended or modified and on the date hereof are in full force and effect:

   RESOLVED, that taking into consideration all relevant factors in regard to the Trusts' proposed joint fidelity bond, including, but not limited to,
   (i) the value of the aggregate assets of the Trusts to which any officer or employee may have access, (ii) the type and terms of the arrangements made for the safekeeping of such assets, (iii) the nature of the securities in the Trust's portfolios, and (iv) the reasonableness of the amount of the premiums for the joint fidelity bond coverage, (v) the number of the other parties named as insured, (vi) the nature of the business activities of such other parties, (vii) the amount of the joint fidelity bond, and the amount of the premium of such bond, (viii) the ratable allocation of the premium among all parties named as insureds, and (ix) the extent to which the share of the premium allocated to each Trust is less than the premium each Trust would have had to pay if it had provided and maintained a single insured bond, the participation of each Trust in a joint Fidelity Bond issued by Vigilant Insurance Company (a member of the Chubb Group of Insurance Companies), providing coverage in the amount of $3,150,000 for a premium of $12,600 effective February 28, 2007 through February 28, 2008 be, and hereby is, approved; and be it further

   RESOLVED, that the appropriate officers of the Trusts be, and each hereby is, authorized and directed to prepare, execute and file such supplements to the fidelity bond and to pay all premiums and make such filings as may be necessary to maintain the current amount of fidelity bond coverage in accordance with the Investment Company Act of 1940, as amended ("1940 Act"), and the rules thereunder; and be it further

   RESOLVED, that the proposed premium for the joint fidelity bond (to be allocated pro-rata between the Trusts based on [gross] assets) be, and hereby is, approved; and be it further

   IN WITNESS WHEREOF, I have hereunto signed my name this 7/th/ day of May
2007.

                                                  /s/ Beth Hanson
                                                  -----------------------------
                                                  Beth Hanson
                                                  Assistant Secretary

   I, Jonathan Rosen, Assistant Treasurer of the Trust, hereby do certify that on this 7/th/ day of May 2007, Beth Hanson is the duly elected Assistant Secretary of the Trust and that signature above is her genuine signature.

                                                  /s/ Jonathan Rosen
                                                  -----------------------------
                                                  Jonathan Rosen
                                                  Assistant Treasurer